Exhibit 3.1

CERTIFICATE OF TRUST
OF
grayscale Bittensor TRUST (TAO)

This Certificate of Trust of Grayscale Bittensor Trust (TAO) (the “Trust”) is being duly executed and filed to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1. Name. The name of the statutory trust formed hereby is Grayscale Bittensor Trust (TAO).

2. Delaware Trustee. The name and business address of the trustee of the Trust in the State of Delaware are CSC Delaware Trust Company, 251 Little Falls Drive, Wilmington, DE 19808.

3. Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

CSC DELAWARE TRUST COMPANY, not in its individual capacity but solely as Trustee of the Trust

By: /s/ Gregory Daniels

Name: Gregory Daniels

Title: Vice President